Contact:       Janie Maddox

               Post Properties, Inc.

               (404) 846-5056

                POST PROPERTIES ANNOUNCES THIRD QUARTER EARNINGS
        Investor/Analyst Conference Call Scheduled for November 4, 2003
                               at 10:00 a.m. EST

ATLANTA, November 3, 2003 - Post Properties, Inc. (NYSE: PPS) announced today a net loss available to common shareholders of $4.5 million for the third quarter of 2003, compared to net income available to common shareholders of $3.3 million for the third quarter of 2002. On a diluted per share basis, the net loss available to common shareholders was $0.12 for the third quarter of 2003, compared to net income available to common shareholders of $0.09 for the third quarter of 2002.

For the nine months ended September 30, 2003, the net loss available to common shareholders was $3.1 million, compared to net income available to common shareholders of $39.6 million for the nine months ended September 30, 2002. On a diluted per share basis, the net loss available to common shareholders was $0.08 for the first nine months of 2003, compared to net income available to common shareholders of $1.07 for the same period of 2002. Excluding severance and proxy charges, net income available to common shareholders totaled $20.7 million, or $0.55 per diluted share, for the first nine months of 2003. A reconciliation of net income available to common shareholders to net income available to common shareholders excluding severance and proxy charges is provided in Table 1.

In October 2003, the National Association of Real Estate Investment Trusts ("NAREIT") issued additional guidance modifying the definition of funds from operations ("FFO"). The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously such losses were excluded from FFO, consistent with the treatment of gains on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. The company has adopted the modifications to the definition of FFO effective with its reported results for the period ended September 30, 2003. The modification of FFO related to preferred stock redemption costs was not applicable for the company for the periods presented. Prior period and prior year presentations of FFO have been restated to conform with the revised NAREIT definition of FFO. FFO is a supplemental non-GAAP financial measure used by real estate investment trusts to measure and compare operating performance.

FFO for the third quarter of 2003 totaled $16.8 million, or $0.40 per diluted share, compared to $25.3 million, or $0.60 per diluted share, for the third quarter of 2002. Excluding asset impairment charges, FFO for the third quarter of 2003 totaled $20.1 million, or $0.48 per diluted share, compared to $27.2 million, or $0.65 per diluted share, for the third quarter of 2002. FFO excluding asset impairment charges was consistent with management's previously issued guidance.

FFO for the nine months ended September 30, 2003 totaled $20.2 million, or $0.48 per diluted share, compared to $75.2 million, or $1.79 per diluted share, for the nine months ended September 30, 2002.

Excluding severance, proxy and asset impairment charges, FFO for the nine months ended September 30, 2003 totaled $64.4 million, or $1.53 per diluted share, compared to $84.7 million, or $2.01 per diluted share, for the nine months ended September 30, 2002. A reconciliation of FFO to GAAP net income is included in the financial data (Table 2) accompanying this press release.

Total revenues from continuing operations were $73.5 million for the third quarter of 2003, compared to $73.2 million for the third quarter of 2002. For the nine months ended September 30, 2003, total revenues from continuing operations were $217.5 million, compared to $215.1 million for the same period in 2002.

MATURE COMMUNITY DATA

For the third quarter of 2003, average economic occupancy at the company's 57 mature (same store) communities, containing 19,646 apartment units, was 93.1%, compared to 93.0% for the third quarter of 2002. For the nine months ended September 30, 2003, average economic occupancy for these mature communities was 91.5%, compared to 91.0% for the same period in 2002.

Total revenues for the mature communities decreased 3.5% during the third quarter of 2003, compared to the third quarter of 2002, and operating expenses increased 1.0%, resulting in a 6.0% decline in same store net operating income
(NOI), or $2.2 million ($0.05 per diluted share). For the nine months ended September 30, 2003, total revenues for the mature communities decreased 4.0% compared to the same period in 2002, while operating expenses increased 0.8%, resulting in a 6.5% decline in same store NOI, or $7.4 million ($0.18 per diluted share).

On a sequential basis, total revenues for the mature communities increased 1.5% during the third quarter of 2003, compared to the second quarter of 2003, and operating expenses increased 2.2%, resulting in a 1.1% increase in same store NOI, or $0.4 million ($0.01 per diluted share). For the third quarter of 2003, average economic occupancy was 93.1% compared to 91.4% for the second quarter of 2003.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 3) accompanying this press release.

ASSET SALES AND CAPITAL REINVESTMENT STRATEGY

For the nine months ended September 30, 2003, the company's net proceeds from the sale of three assets totaled approximately $170 million (including the repayment of a joint venture loan). The company realized GAAP accounting gains on the sale of these three properties of approximately $42 million, and gains on gross book value (before depreciation) of approximately $25 million. The company sold no apartment communities during the third quarter of 2003.

Consistent with its previously announced strategy, the company is currently marketing 11 additional properties, with 5,175 apartment units, for sale over approximately the next six months. These properties, which are being marketed by a number of third-party brokers, consist of the company's only apartment community, with 403 units, located in Phoenix, AZ, six apartment communities, with 2,728 units and an average age of approximately 16 years, located in Atlanta, GA, three apartment communities, with 1,304 units and an average age of approximately 14 years, located in Dallas, TX, and one approximately 15-year old, 740-unit apartment community, located in Orlando, FL. These sales are part of the company's plans to focus its operations in fewer key markets, maintain the low average age and high quality of the portfolio, reduce the company's market concentration in Atlanta, GA and Dallas, TX, take advantage of strong asset pricing for apartments and enhance per share net asset value.

Total estimated gross proceeds from these sales are expected to be approximately $340 million to $350 million -- up from the previously announced $250 million to $300 million -- and would bring the total gross proceeds from Post's asset sales over the past four years to more than $1 billion. The estimated closing dates of the 11 properties currently being marketed range from late in the fourth quarter of 2003 to early in the second quarter of 2004.

The company intends to use the proceeds of these sales for various purposes, which may include common equity repurchases, preferred equity redemptions, debt reduction, new development and acquisitions that further the geographic diversification and quality of the portfolio. In connection with the sale of six of the properties discussed above (five in Atlanta, GA and one in Orlando, FL), the company expects that the purchaser(s) will acquire those properties subject to a combined total of approximately $119 million of tax-exempt mortgage debt.

Merrill Lynch, the company's financial advisor, as part of its ongoing review of strategies to increase shareholder value, is assisting the company in evaluating capital reinvestment alternatives.

The planned asset sales discussed above are expected to produce GAAP accounting gains (before the effect of asset impairment charges) of approximately $125 million to $135 million and gains in excess of gross book value (before depreciation and write-downs for asset impairment charges) of approximately $40 million to $50 million. Taxable capital gains to the company from these sales are estimated to total more than $100 million. The company expects to be able to use its regular quarterly dividend of 45 cents per share, as well as other tax planning strategies, to pay out or otherwise mitigate the impact of these taxable capital gains, but may evaluate a special dividend in 2004.

Said David Stockert, Post's CEO and President, "We continue to pursue an aggressive and successful program of asset sales designed to achieve several important benefits. We are taking advantage of high demand for apartment properties as a net seller, and realizing the value of our assets, while shaping the portfolio to produce over time a more diversified and stable cash flow stream."

One of the properties discussed above, a 166-unit apartment community located in Atlanta, GA, is currently under contract to be sold to an entity controlled by
L. Barry Teague, a unitholder who served as a director of Post from February 2003 to September 2003. Mr. Teague was the high bidder for the asset in an auction sales process conducted by a third-party broker. The contract with Mr. Teague stipulates that approximately 40% of the $13 million purchase price will consist of a redemption of a portion of Mr. Teague's partnership units in Post Apartment Homes, L.P., the operating partnership that owns substantially all of Post's assets. Partnership units are convertible, on a one-for-one basis, into shares of Post, or into cash at the company's option. The redemption price per unit has been set at $24.83, which is a discount of 10% to the average daily closing price of Post common stock on the New York Stock Exchange for the twenty consecutive trading days prior to the effective date of the contract.

DEVELOPMENT ACTIVITY

The company currently has two high-rise apartment communities in lease-up. Post Toscana, located in New York City, and Post Massachusetts Avenue, located in Washington, D.C., are both complete and are expected to achieve stabilized occupancy as scheduled.

The company is continuing to pursue the pre-development of its project located in the Carlyle master-planned development in Alexandria, VA and expects to commence construction in the late Spring of 2004. The project is to comprise 353 high-rise and mid-rise luxury apartments and 20,000 square feet of retail space in phase one, with development costs currently estimated at approximately $81 million. It is located adjacent to the 2.4 million square foot campus of the U.S. Patent and Trade Office (PTO) currently under construction and is within walking distance of the King Street Metro station. The PTO is expected to employ more than 7,000 employees at Carlyle and is expected to begin taking occupancy by year-end 2003. Post also owns land on which it ultimately expects to develop a second phase, which includes an additional 325,000 square feet of residential entitlements. Post's development partner, the New York State Common Retirement Fund, is currently reviewing the opportunity to participate in phase one of Post's Carlyle development.

REFINANCING ACTIVITY

Upon their maturity on October 1, 2003, the company repaid $100 million of its 7.25% unsecured notes, using borrowings under its unsecured line of credit.

COMPENSATION PACKAGE FOR CHAIRMAN OF THE BOARD

The company also announced today a compensation package for its Chairman, Robert
C. Goddard, III. As consideration for his services as non-executive Chairman, Mr. Goddard will receive an annual retainer of $100,000. In addition, Mr. Goddard received a stock option grant to purchase 100,000 shares of common stock, at the current market price on the date of the grant, and a grant of shares of restricted stock equal to $200,000 in value, each such grant vesting over five years. The company's compensation committee also agreed that it would annually consider granting Mr. Goddard additional stock options and restricted stock based on performance. Mr. Stockert remarked, "Bob has provided valuable leadership since his election as Chairman of the Board in February. The compensation committee, acting with the assistance of independent compensation consultants, put together a package to provide appropriate incentives to drive shareholder value and recognize that Bob will continue to spend significant time and energy in his role as Chairman."

OUTLOOK

The estimates presented below are forward-looking and are based on current apartment market and general economic conditions and other risks outlined below. Management believes that the company's net income per diluted share for the fourth quarter of 2003 will be in a range of $0.30 to $0.31. Management is currently expecting to close the sale of two assets in the fourth quarter of 2003. Management believes that the company's FFO per share for the fourth quarter of 2003 will be in a range of $0.47 to $0.48. Management's estimates of per share FFO for the fourth quarter of 2003 are based on the following assumptions: reduced interest expense resulting from the retirement of $100 million of 7.25% senior unsecured notes with the proceeds from short-term floating rate debt; seasonal decreases in same store NOI, as compared to same store NOI for the third quarter of 2003; dilution from asset sales which are expected to be completed in the fourth quarter of 2003, the proceeds of which will be used primarily to pay down short-term floating rate debt; the impact of reducing the amount of internal personnel costs capitalized to development projects as those properties were completed and placed in service; and increased general and administrative expenses. A reconciliation of projected net income per diluted share to projected FFO per diluted share for the fourth quarter of 2003 is included in the financial data (Table 5) accompanying this press release.

SUPPLEMENTAL FINANCIAL DATA

The company also produces Supplemental Financial Data that includes detailed information regarding the company's operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company's website. The Company's earnings release and the Supplemental Financial Data is available through the company's web site at "http://www.postproperties.com/posthome.nsf/ExtList/2003-3QFinancials".

The ability to access the attachments on the company's web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/ products/acrobat/readstep.html.

NON-GAAP FINANCIAL MEASURES

The company uses certain non-GAAP financial measures in this earnings release and in its Supplemental Financial Data available on the company's website. These non-GAAP financial measures include FFO, net operating income, same store capital expenditures, net income, FFO and FAD excluding certain accounting charges, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 21 of the Supplemental Financial Data. The company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITS.

         FUNDS FROM OPERATIONS - The company uses FFO as an operating measure. The company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. In October 2003, NAREIT issued additional guidance modifying the definition of FFO. The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously such losses were excluded from FFO consistent with the treatment of gains on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. The company has adopted the modifications to the definition of FFO effective with its reported results for the period ended September 30, 2003. Prior period and prior year presentations of FFO have been restated to conform with the revised definition of FFO. FFO presented in the company's earnings release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The company's FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

         Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White

         Paper on Funds from Operations "since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the company believes that FFO is a useful supplemental measure for comparing the company's results to those of other equity REITs. The company believes that the line on its consolidated statement of operations entitled "net income (loss) available to common shareholders" is the most directly comparable GAAP measure to FFO. The company also computes a dividend payout ratio using dividends declared during the quarter divided by FFO per diluted share in order to provide investors with one alternate earnings measure to compare the relationship of FFO to the company's quarterly dividends and distributions.

         FUNDS AVAILABLE FOR DISTRIBUTION - The company also uses funds available for distribution ("FAD") as an operating measure. FAD is defined as FFO less capital expenditures funded by operations. The company believes that FAD is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT's ability to fund its cash needs through earnings, including debt service requirements, capital expenditures and dividends and distributions. In addition, since most equity REITs provide FAD information to the investment community, the company believes that FAD is a useful supplemental measure for comparing the company to other equity REITs. The company believes that the line on its consolidated statement of operations entitled "net income (loss) available to common shareholders" is the most directly comparable GAAP measure to FAD. The company also computes a dividend payout ratio using dividends declared during the quarter divided by FAD per diluted share in order to provide investors with one alternate earnings measure to compare the relationship of FAD to the company's quarterly dividends and distributions.

         PROPERTY NET OPERATING INCOME - The company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The company believes that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The company believes that the line on its consolidated statement of operations entitled "income from continuing operations before equity in losses of unconsolidated entities, gains on property sales and minority interest" is the most directly comparable GAAP measure to NOI.

         SAME STORE CAPITAL EXPENDITURES - The company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the company's other operating segments consisting of communities stabilized in the prior year, lease-up communities, and sold communities in addition to same store information. Therefore, the company believes that the company's presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the company's consolidated statements of cash flows entitled "recurring capital expenditures" and "non-recurring capital expenditures."

         NET INCOME, FFO AND FAD EXCLUDING CERTAIN CHARGES - The company uses net income, FFO and FAD excluding one-time severance, proxy and impairment charges as operating measures. The company reports net income, FFO and FAD excluding certain one-time, non-cash charges as alternative financial measures of core operating performance. The company believes net income, FFO and FAD before one-time, non-cash charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such charges. The company further believes that one-time, non-cash charges of the nature incurred in 2003 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. In addition, the company believes the investment and analyst communities desire to understand the meaningful components of the company's performance and that these non-GAAP measures assist in providing such supplemental measures. The company believes that the most directly comparable GAAP financial measures to each of net income, FFO and FAD, excluding certain one-time, non-cash charges, is the line on the company's consolidated statements of operations entitled "net income (loss) available to common shareholders." The company computes dividend payout ratios using dividends declared during the quarter divided by FFO and FAD per diluted share, excluding certain one-time, non-cash charges in order to provide investors with alternate earnings measures to compare the relationship of FFO and FAD, excluding certain one-time, non-cash charges, to the company's quarterly dividends and distributions.

         DEBT STATISTICS AND DEBT RATIOS - The company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate (unadjusted and adjusted for joint venture partners' share of debt); (4) a ratio of consolidated debt to total assets; (5) a ratio of secured debt to total assets; (6) a ratio of total unencumbered assets to unsecured debt; and (7) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the company's debt agreements, including, among others, the company's revolving line of credit and the company's senior unsecured notes. In addition, the company presents these measures because the degree of leverage could affect the company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The company uses these measures internally as an indicator of liquidity and the company believes that these measures are also utilized by the investment and analyst communities to better understand the company's liquidity.

CONFERENCE CALL INFORMATION

The company will hold its quarterly conference call on Tuesday, November 4, 2003, at 10 a.m. EST. The telephone numbers are 1-800-256-8682 for domestic calls and 334-323-7224 for international callers. Callers should reference "Post Properties' Third Quarter 2003 Earnings Call." The conference call will be open to the public and can be listened to live on Post's web site at www.postproperties.com under Corporate Information/Investor Info. The replay will begin two hours after the completion of the call and will be available until Monday, November 17, at 11:59 p.m. EST. The telephone numbers for the replay are 1-800-858-5309 for domestic callers and 334-323-7226 for international callers. The access code for the replay is 40970. The passcode for the replay is 38791. A replay of the call also will be available through Tuesday, December 30, on Post's web site. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available on the company's website at "http://www.postproperties.com/posthome.nsf/ExtList/ 2003-3QFinancials" prior to the quarterly conference call.

Post Properties, Inc., a leading developer and operator of upscale apartment communities in the United States, pioneered building and branding resort-style garden apartments for more than 30 years. Post now also focuses on the creation of high-quality, high-density, live-work-walk neighborhoods in infill locations in major urban markets. The company has been recognized locally, nationally and internationally for building better neighborhoods and the preservation of historic buildings. Operating as a self-administered and self-managed equity real estate investment trust (REIT), the company's primary business consists of developing and managing Post(R) brand-name apartment communities.

Nationwide, Post Properties owns approximately 28,917 apartment homes in 78 communities, including 468 units currently under development and lease-up.

FORWARD LOOKING STATEMENT:

Certain statements made in this press release and other written or oral statements made by or on behalf of the company, may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the company's anticipated asset sales during the fourth quarter of 2003 and the first half of 2004 (including the estimated proceeds and the use of proceeds from such sales) and the company's projected net income per diluted share and projected FFO per diluted share for the fourth quarter of 2003. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the company's actual results to differ materially from the expected results described in the company's forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the company's markets and the effect on occupancy and rental rates; the impact of competition on the company's business, including competition for tenants and development locations; the company's ability to obtain financing or self-fund the development or acquisition of additional apartment communities; the uncertainties associated with the company's current and planned future real estate development, including actual costs exceeding the company's budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the company's filings with the Securities and Exchange Commission and uncertainties of litigation; and the company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the company are included under the caption "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release.

FINANCIAL HIGHLIGHTS
(Unaudited; in thousands, except per share amounts)

                                                                  THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                      SEPTEMBER 30,
                                                             -----------------------------     -----------------------------
                                                                 2003             2002             2003             2002
                                                             ------------     ------------     ------------     ------------
OPERATING DATA
Revenues                                                     $     73,480     $     73,246     $    217,460     $    215,074
Net income (loss) available to common shareholders                 (4,514)           3,291           (3,135)          39,649
Net income (loss) available to common shareholders,
 excluding severance and proxy charges (Table 1)                   (4,514)           3,291           20,693           39,649
Funds from operations available to common shareholders
 (Table 2)                                                         16,759           25,307           20,194           75,170
Funds from operations available to common shareholders,
 excluding severance, proxy and asset impairment charges
 (Table 2)                                                         20,103           27,156           64,393           84,672

Weighted average shares outstanding - diluted                  37,857,411       36,916,835       37,524,488       36,941,598
Weighted average shares and units outstanding - diluted        42,206,352       42,035,723       42,103,916       42,060,486

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders           $      (0.12)    $       0.09     $      (0.08)    $       1.07
Net income (loss) available to common shareholders,
 excluding severance and proxy charges (Table 1)             $      (0.12)    $       0.09     $       0.55     $       1.07
Funds from operations available to common shareholders
 (Table 2)                                                   $       0.40     $       0.60     $       0.48     $       1.79
Funds from operations available to common shareholders,
excluding severance, proxy and asset impairment charges
 (Table 2)                                                   $       0.48     $       0.65     $       1.53     $       2.01
Dividends declared                                           $       0.45     $       0.78     $       1.35     $       2.34

TABLE 1

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO NET INCOME AVAILABLE TO COMMON SHAREHOLDERS, EXCLUDING SEVERANCE AND PROXY CHARGES (Unaudited; in thousands, except per share amounts)

                                                                                 THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,             SEPTEMBER 30,
                                                                                ---------------------     ---------------------
                                                                                    2003         2002         2003         2002
                                                                                --------     --------     --------     --------
Net income (loss) available to common shareholders                              $ (4,514)    $  3,291     $ (3,135)    $ 39,649
Severance charges                                                                      -            -       21,506            -
Proxy and related costs                                                                -            -        5,231            -
Minority interest impact of charges (1)                                                -            -       (2,909)           -
                                                                                --------     --------     --------     --------
Net income (loss) available to common shareholders,
 excluding severance and proxy charges                                          $ (4,514)    $  3,291       20,693       39,649
                                                                                ========     ========     ========     ========
Weighted average shares outstanding - diluted                                     37,857       36,917       37,524       36,942
                                                                                ========     ========     ========     ========
Net income available to common shareholders,
 excluding severance, proxy and asset impairment
 charges - per diluted share                                                    $  (0.12)    $   0.09     $   0.55     $   1.07
                                                                                ========     ========     ========     ========

(1) Computed at 10.88% for the nine months ended September 30, 2003.

TABLE 2

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS TO
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS
(Unaudited; in thousands, except per share amounts)

                                                               THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                  SEPTEMBER 30,           SEPTEMBER 30,
                                                              --------------------    --------------------
                                                                2003        2002        2003        2002
                                                              --------    --------    --------    --------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS            $ (4,514)   $  3,291    $ (3,135)   $ 39,649
Minority interest of common unitholders -
    continuing operations                                         (457)        244      (3,160)      2,791
Minority interest in discontinued operations                        11         211       2,783       2,699
Gains on property sales - continuing operations                      -           -           -     (13,275)
Gains on property sales - unconsolidated entities                    -           -      (8,395)          -
Losses (gains) on property sales - discontinued operations
    (excluding asset impairment losses)                           (185)        321     (33,690)    (18,065)
Depreciation on wholly-owned real estate assets, net            21,571      20,904      64,555      60,635
Depreciation on real estate assets held in
    unconsolidated entities                                        333         336       1,236         736
                                                              --------    --------    --------    --------
FUNDS FROM OPERATIONS AVAILABLE TO
    COMMON SHAREHOLDERS (1)                                     16,759      25,307      20,194      75,170
Severance charges                                                    -           -      21,506           -
Proxy and related costs                                              -           -       5,231           -
Asset impairment charges                                         3,344       1,849      17,462       9,502
                                                              --------    --------    --------    --------
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS,
    EXCLUDING SEVERANCE, PROXY AND ASSET IMPAIRMENT CHARGES   $ 20,103    $ 27,156    $ 64,393    $ 84,672
                                                              ========    ========    ========    ========
Weighted average shares and units outstanding - diluted         42,206      42,036      42,104      42,060
                                                              ========    ========    ========    ========
Funds from operations - per diluted share                     $   0.40    $   0.60    $   0.48    $   1.79
                                                              ========    ========    ========    ========
Funds from operations, excluding severance, proxy and
    asset impairment charges - per diluted share              $   0.48    $   0.65    $   1.53    $   2.01
                                                              ========    ========    ========    ========

(1) For the three and nine months ended September 30, 2002, FFO available to common shareholders has been restated from the prior year presentation to reflect a reduction of $1,849 and $9,502 for impairment losses on real estate assets resulting from the NAREIT modification of the definition of FFO. For the nine months ended September 30, 2003, FFO available to common shareholders has been restated to reflect a reduction of $14,118 for impairment losses on real estate recognized in the first half of 2003. Additionally for the nine months ended September 30, 2002, FFO has been restated from the prior year presentation to reflect a reduction of $136 for early debt extinguishment costs reclassified from extraordinary items to operating expenses under SFAS No. 145.

TABLE 3

RECONCILIATION OF SAME STORE NET OPERATING INCOME (NOI) TO INCOME FROM CONTINUING OPERATIONS BEFORE EQUITY IN INCOME (LOSSES) OF UNCONSOLIDATED ENTITIES, GAINS ON PROPERTY SALES AND MINORITY INTEREST
(Dollars in thousands)

                                                                         THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                           SEPTEMBER 30,                 SEPTEMBER 30,
                                                                    ---------------------------   ---------------------------
                                                                        2003           2002           2003           2002
                                                                    ------------   ------------   ------------   ------------
Total same store NOI                                                $     35,247   $     37,483   $    105,980   $    113,376
Property NOI from other operating segments                                 6,763          5,452         19,424         13,771
                                                                    ------------   ------------   ------------   ------------
Consolidated property NOI                                                 42,010         42,935        125,404        127,147
Add:
  Interest income                                                            223            316            708          1,002
  Minority interest in consolidated property partnerships                    677            537          1,359          1,480
Less:
  Depreciation                                                           (21,553)       (19,311)       (62,097)       (55,637)
  Interest                                                               (17,122)       (13,676)       (48,992)       (37,386)
  Amortization of deferred loan costs                                     (1,084)          (588)        (2,840)        (1,711)
  General and administrative                                              (3,735)        (3,495)       (10,697)       (10,980)
  Other expenses                                                            (277)             -           (844)          (136)
  Severance charges                                                            -              -        (21,506)             -
  Proxy and related charges                                                    -              -         (5,231)             -

Income (loss) from continuing operations before equity in
  income (losses) of unconsolidated entities, gains on              ------------   ------------   ------------   ------------
  property sales and minority interest                              $       (861)  $      6,718   $    (24,736)  $     23,779
                                                                    ============   ============   ============   ============

TABLE 4

SAME STORE NET OPERATING INCOME (NOI) SUMMARY BY MARKET
(Dollars in thousands)

                                                         THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                           SEPTEMBER 30,                          SEPTEMBER 30,
                                                      -----------------------                -----------------------
                                                         2003         2002       % CHANGE       2003        2002        % CHANGE
                                                      ----------   ----------   ----------   ---------   ----------    ----------
Rental and other revenues
  Atlanta                                             $   32,740   $   34,242     (4.40)%    $  97,509   $  102,398      (4.80)%
  Dallas                                                  12,200       12,591     (3.10)%       36,362       37,598      (3.30)%
  Tampa                                                    4,400        4,577     (3.90)%       13,051       13,829      (5.60)%
  Other                                                    6,634        6,597      0.60%        19,619       19,611          -
                                                      ----------   ----------                ---------   ----------
      Total rental and other revenues                     55,974       58,007     (3.50)%      166,541      173,436      (4.00)%
                                                      ----------   ----------                ---------   ----------
Property operating and maintenance expenses
  (excluding depreciation and amortization)
  Atlanta                                                 11,727       11,247      4.30%        33,782       32,881       2.70%
  Dallas                                                   4,941        5,236     (5.60)%       14,731       15,018      (1.90)%
  Tampa                                                    1,753        1,753         -          5,146        5,233      (1.70)%
  Other                                                    2,306        2,288      0.80%         6,902        6,928      (0.40)%
                                                      ----------   ----------                ---------   ----------
  Total property operating and maintenance expenses
     (excluding depreciation and amortization)             20,727       20,524      1.00%       60,561       60,060       0.80%
                                                      ----------   ----------                ---------   ----------
Net operating income

  Atlanta                                                 21,013       22,995     (8.60)%       63,727       69,517      (8.30)%
  Dallas                                                   7,259        7,355     (1.30)%       21,631       22,580      (4.20)%
  Tampa                                                    2,647        2,824     (6.30)%        7,905        8,596      (8.00)%
  Other                                                    4,328        4,309      0.50 %       12,717       12,683       0.30 %
                                                      ----------   ----------                ---------   ----------
    Total same store NOI                              $   35,247   $   37,483     (6.00)%    $ 105,980   $  113,376      (6.50)%
                                                      ----------   ----------                ---------   ----------

TABLE 5

RECONCILIATION OF FORECASTED NET INCOME PER COMMON SHARE TO
FORECASTED FUNDS FROM OPERATIONS PER COMMON SHARE

                                                         Three months ended
                                                          December 31, 2003
                                                      ------------------------
                                                      Low Range     High Range
Forecasted net income, per share                      $    0.30     $     0.31
Forecasted gains on property sales, per share             (0.30)         (0.31)
Forecasted real estate depreciation, per share             0.47           0.48
                                                      ---------     ----------
Forecasted funds from operations, per share           $    0.47     $     0.48
                                                      =========     ==========

                                      ###